EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-239798, Registration Statement No. 333-230732, Registration Statement No. 333-205670, Registration Statement No. 333-205671, Registration Statement No. 333-169286, Registration Statement No. 333-158379, Post-Effective Amendment No. 1 to Registration No. 333-133384, Post-Effective Amendment No. 2 to Registration Statement No. 333-70633, Post-Effective Amendment No. 2 to Registration Statement No. 333-70641, and Post-Effective Amendment No. 2 to Registration Statement No. 333-70643 on Form S-8 of our report dated June 29, 2022, appearing in this Annual Report on Form 11-K of Buckle 401(k) Plan for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
June 29, 2022